Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS FOR

DIRECTORS, OFFICERS AND EMPLOYEES

This Code of Business Conduct and Ethics for Directors, Officers and Employees has been developed to provide guidance for all Directors and Employees (including Officers) of Coeur d’Alene Mines Corporation and its subsidiaries and affiliates throughout the world. All Company personnel are expected to maintain high ethical standards of conduct and to comply fully with applicable laws and governmental regulations. All Employees and Directors will receive or be provided with a copy of this Code and must read, understand and comply with this Code in all of the Company’s operations throughout the world, raise questions when in doubt about the best course of action, and report possible misconduct promptly after becoming aware of it.

Day-to-day observance of this Code will create an attractive, healthy working environment for all Employees consistent with the Company’s core values, and further project a positive image of the Company to organizations with which the Company does business, suppliers and the public at large.

This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights.

This Code is in addition to other detailed policies that the Company may adopt from time to time. All Employees and Directors should read, understand and comply with any applicable detailed policies.

Administration

References herein to the “Company” mean Coeur d’Alene Mines Corporation and/or any of its subsidiaries; “Employees” means all employees of the Company, including, without limitation, the Chief Executive Officer and senior financial officers (e.g., principal financial officer, principal accounting officer, controller and other Employees performing similar functions); and “Director” means a director of the Company; “Responsible Manager” means the top executive at the location where the Employee performs his or her duties. “Corporate Counsel” means the person serving as the top legal counsel to the Company.

The Nominating and Corporate Governance Committee of the Company’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates.

While this Code deals with major areas of concern, it cannot cover every situation which may arise. Employees and Directors are expected to exercise their own best judgment and discretion within the parameters of this Code, keeping in mind the high standards to which the Company is committed.

Reporting Violations and Ensuring Compliance

Except as otherwise explicitly provided in this Code, if any Employee believes or suspects any possible misconduct, including unethical business practices, violations of this Code or Company violations of a law or regulation, or an Employee believes that he or she is being asked to engage in any such misconduct in the performance of duties for the Company, the matter must be promptly reported to the Employee’s supervisor or Responsible Manager. If for any reason the Employee is uncomfortable reporting such matter to his or her supervisor or the Responsible Manager, then the Employee may report such matter on a confidential, anonymous basis without fear of dismissal or other retaliation by calling +1-800-624-2824 within the United States and +1-208-667-3511 outside of the United States.

The Corporate Counsel shall handle all Employee confidential reports in a timely manner and is responsible for advising the Audit Committee Chair or other appropriate Board Committee Chairperson regarding concerns raised by an Employee pursuant to this Code.

Except as otherwise explicitly provided in this Code, if any Director believes or suspects any possible misconduct, including unethical business practices, violations of this Code or Company violations of a law or regulation, or a Director believes that he is being asked to engage in any such misconduct in the performance of duties for the Company, the matter must be promptly reported to the Chairman of the Nominating and Corporate Governance Committee or, if the matter involves the Chairman of the Nominating and Corporate Governance Committee or the Company’s financial reporting or internal controls, to the Audit Committee.

Every Employee and Director shall cooperate in assuring that any violation of this Code is brought to the attention of the appropriate person. The Company will take appropriate steps to maintain the confidentiality of the reporting Employee’s or Director’s identity, to the extent that it can do so consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. Employees may report violations of this Code on a confidential, anonymous basis.

No retaliation will be taken against an Employee or Director for reporting, in good faith, a violation or suspected violation, and any supervisor intimidating or imposing sanctions on any Employee or Director for reporting a matter in good faith will be disciplined. The Nominating and Corporate Governance Committee of the Company’s Board of Directors is responsible for overseeing the interpretation and enforcement of this Code.

Only the Nominating and Corporate Governance Committee may waive provisions of this Code with respect to Directors and executive officers of the Company and only the Nominating and Corporate Governance Committee may change any provision of this Code. All waivers of this Code for Directors and executive officers, or changes to this Code, must be publicly disclosed (to the extent required) in a manner that complies with the requirements of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and other applicable laws.

An Employee or Director found to have violated this Code will be subject to appropriate disciplinary action, ranging from warnings to possible termination.

Compliance With the Code and Laws and Regulations Generally

All Employees and Directors are expected to comply with all policies and procedures adopted by the Company. Each Employee and Director will verify the receipt, review, understanding of and compliance with this Code upon employment with the Company or election to the Board, as applicable, annually thereafter, and at the time of any published revision.

The Company insists that all of its businesses be conducted in compliance in all material respects with all applicable laws and regulations. Further, it is the responsibility of every Employee and Director to comply with federal, state, local and foreign laws and regulations applicable to the Company.

Any illegal action will be dealt with swiftly and violations will be reported to the proper authorities. Failure to obey fully all laws and regulations violates this Code and may expose both the Company and responsible Employees or Directors to criminal or civil prosecution. If an Employee or Director has any questions on specific laws, regulations or other legal issues, he or she should contact the Corporate Counsel.

Fair Dealings With Others

Each Employee and Director of the Company should endeavor to deal fairly with the Company’s customers, suppliers, competitors, external advisers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Health, Safety and Environmental Matters

A sound environmental, health and safety performance contributes to the Company’s competitive strength and benefits its customers, shareholders and Employees. Employees are therefore expected to conduct operations on behalf of the Company with the highest regard for the quality of the environment. Translated into day-to-day activities, that means reporting unsafe working conditions, using resources efficiently, recycling as appropriate, handling any hazardous materials properly and handling and disposing of all materials and waste according to applicable laws and Company policies.

Maintaining a secure workplace safeguards the Company’s Employees, information and property. The Company intends to comply with all laws and standards established by appropriate federal, state, and local governments and agencies (both United States and foreign) respecting discharges into water sources or the atmosphere or the disposal of solid and hazardous wastes.

Compliance with Securities Law

Because it is publicly owned, the Company discloses information regarding the Company to the public on a regular basis. Employees responsible for making the Company’s filings with the Securities and Exchange Commission and other disclosures to the public shall see that such disclosures contain full, fair, accurate, timely and understandable disclosures.

Employees and Directors must comply with the Company’s accounting rules and controls and with generally accepted accounting practices and cooperate fully with the Company’s internal and external auditors. All funds, assets, transactions and payments must be accurately reflected and no false or misleading entries may be made on Corporate records. Employees and Directors must act to facilitate the provision of full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

Employees or Directors who are aware of material information regarding the Company which has not been disclosed to the public (i.e., facts which may affect the market price for the Company’s securities and investors’ decisions to trade therein) must hold that information in strictest confidence and refrain from buying or selling or influencing the decisions of others to buy or sell Company securities until such information has been publicly disclosed by the Company and enough time has elapsed to allow investors to react to the information. The Company has adopted an Insider Trading Policy that applies to all Employees and Directors. A copy of the Company’s Insider Trading Policy has been distributed to all Employees and Directors, and additional copies may be obtained from the Corporate Counsel.

Corporate Opportunities

Employees and Directors owe the Company a duty to advance the Company’s business interests when the opportunity to do so arises. As a result, Employees and Directors are prohibited from taking personal advantage of certain business opportunities in which the Company may be interested. This so-called “corporate opportunity doctrine” is complicated and it is not possible to clearly define all of the business opportunities which belong or could be of interest to the Company and what business opportunities may be taken advantage of personally by Employees or Directors. The most common types of situations falling within this corporate opportunity doctrine prohibit Employees and Directors from: (i) personally taking advantage of any business opportunity that typically would be pursued by, or would be of interest to, the Company; (ii) personally taking advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company property, business contacts or information, or that the Employee becomes aware of because he or she works for the Company (or that a Director becomes aware of in his or her capacity as a director of the Company); or (iii) competing with or otherwise disadvantaging the Company. If an Employee or Director has any question regarding whether this corporate opportunity doctrine applies to any potential business opportunity, he or she should consult with the Corporate Counsel.

Conflicts of Interest

If an Employee or Director becomes aware of a potential or actual conflict of interest between the Employee or Director’s personal interest and the interests of the Company, the Employee promptly will disclose such matter to his or her Responsible Manager, and the Director promptly will disclose such matter to the Company’s Corporate Counsel.

Approval of potential conflicts involving Employees that are executive officers or Directors will be made exclusively by the Nominating and Corporate Governance Committee of the Board of Directors.

Conflicts of interest arise when Employees or Directors take actions or establish economic interests for personal gain that compromise the Employee or Director’s ability to represent the Company’s best interests. It is impossible to describe all the situations that may cause or give the appearance of a conflict of interest. However, some examples of potential conflicts of interest include:

1.	Operating any outside business or accepting full-time, part-time, or temporary employment, including serving as an advisor or consultant, with (a) any organization that does business with the Company or is a competitor of the Company or (b) any outside business if the demands of the outside business would interfere with the Director or Employee’s responsibilities with the Company.

2.	Holding any financial interest, including stock ownership, in any outside business that might create the appearance of a conflict of interest.

3.	Seeking or accepting any personal loan or services from any outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses.

4.	Accepting any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible.

5.	Giving, offering, or promising, directly or indirectly, anything of value to any representative of a family member, an associate, a potential associate, or a financial institution in connection with any transaction or business that the Company may have with such family member, associate, potential associate, or financial institution.

6.	Accepting gifts, entertainment, favors or other gratuities from persons doing business or seeking to do business with the Company, other than those having only nominal value and given consistent with local business custom and practice. Except as explicitly permitted by local Company policies, no Employee should give or receive gifts of cash.

Company Information and Company Property

Company information is a valuable asset. It encompasses all proprietary information that is not generally available to or known by the public, and it includes information in any format: written, electronic, visual or oral. It also may include information that the Company develops, purchases or licenses, and information the Company receives from others, including its customers.

Employees may use Company information to the extent needed to perform their jobs properly, but Employees need to remember that they are responsible for safeguarding that information (and information provided to the Company by another person or company) from theft or misuse.

Accordingly, Employees cannot, directly or indirectly:

1.	Disclose any Company information to others, including other Employees, unless they have a legitimate need to know it to perform their jobs and, if they are not Employees of the Company, have agreed to maintain its confidentiality;

2.	Use Company information for any purpose other than its intended use;

3.	Copy any documents containing Company information, or remove any documents or other records or copies from the work area, except as required to perform their jobs properly; or

4.	Dispose of Company information inappropriately.

All Company documents, E-mail and other materials containing Company information (and all materials prepared from those documents) are the Company’s property. If the Company so requests, or when an Employee’s employment ends, such documents and other materials must be returned to the Company.

Use of Company property or services for personal benefit is prohibited. When an Employee uses Company property, it must be for valid corporate purposes and, except as described below, exclusively for the Company’s benefit.

Company property includes far more than many people realize. In addition to physical plants, equipment, computers, software, inventory, corporate funds and office supplies, Company property includes the following: technologies, concepts, intellectual property, product development strategies and projects, business strategies and plans, customer lists, personnel data, marketing and sales plans, Company phone directories, organization charts, product cost data, product pricing, financial data and all other proprietary information about the Company’s business and Employees.

All of the Company’s information systems, including communications systems, magnetic media, e-mail, voice mail, and Intranet, Extranet and Internet access systems are the Company’s property and generally must be used only for business activities. Incidental personal use is permissible as long as it does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, is otherwise appropriate and reasonable and is consistent with the Company’s business values and this Code. The Company reserves the right at any time to access, read, monitor, inspect and disclose the contents of, postings to and downloads from all of the Company’s information systems.

No one may use the Company’s information systems at work to access, view, post, store, transmit, download, or distribute any profane, obscene, derogatory, harassing, offensive or inappropriate materials. Additionally, no Employee may use these systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction.

Accuracy, Retention and Disposal of Records

Good business practice requires that certain Company records be retained for various time periods. Often, these are required by law, and it is the responsibility of each Employee to ensure that records are retained in compliance with applicable document retention policies established from time to time by the Company in compliance with applicable laws. No one may falsify or improperly alter any information contained in the Company’s records. Documents that need not be kept should be disposed of in compliance with Company policies. Where litigation or a government investigation is likely or ongoing, records may not be destroyed until the Corporate Counsel advises that the matter has been concluded. For questions about record retention, contact the Corporate Counsel, particularly if any litigation, investigation, or administrative action is (or may be) threatened or pending.

Business with Foreign Governments and Government Officials

It is the policy of the Company to comply with all applicable anticorruption laws. Most countries around the world have laws that prohibit making payments or giving anything of value to influence government officials to improperly influence such officials. The Company and any persons acting on its behalf are also subject to the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), which prohibits offering, promising, paying or providing, or authorizing the payment or providing of anything of value, directly or indirectly, to a foreign government official to improperly influence the recipient to misuse his or her official position for the purpose of obtaining or retaining business for or with, or directing business to, any person, or obtaining any improper business advantage.

An “improper business advantage” includes not only the award of government contracts to the Company or some other third party or the purchase of the Company’s products or services, but also other special treatment such as improperly granted licenses or reduced tax or customs liabilities. The term “foreign government official” includes any elected or appointed government officials, employees and other representatives of foreign governments, government agencies, and government-owned or government-controlled entities, foreign candidates for political office, foreign political parties, foreign political party officials, and officers, employees and other representatives of public international organizations. “Anything of value” encompasses not only cash and cash equivalents (such as gift cards), but also gifts, meals, entertainment, travel, or other business hospitality that are not reasonable in value, permitted under applicable local law, and directly related to the promotion, demonstration, or explanation of products or services, or the execution or performance of a contract with a foreign government or government agency, and even personal favors to third persons, such as educational and employment opportunities, whether or not they are provided directly to the government official or through a third party. When providing gifts, entertainment, and other hospitality to foreign government officials, Employees and Directors are required to abide by local law. Cash or cash equivalents cannot be offered as gifts regardless of their amount.

Regardless of the applicability of laws and regulations, the Company will not tolerate efforts to obtain or retain business or other business advantage by making payments, giving gifts, or providing any other thing of value to officials of a government or a public international organization either to improperly influence their official acts or decisions, or to improperly induce them to use their influence to affect any governmental or other official act or decision. In addition, Employees must never give anything of value to any person or firm where he or she has reason to believe that there is a high probability that the thing of value will be passed on to a government official for improper purposes (e.g., payment of commissions to a sales representative with reason to believe that a portion of the commission will be provided to a government official). Under the FCPA, the Company may be held liable for the conduct of third parties acting on its behalf, if the Company knows or should know that the third party’s actions for or on behalf of the Company may violate the FCPA. The fact that the third party itself is not subject to the FCPA’s requirements is not relevant. Accordingly, it is essential that third parties are thoroughly screened prior to retention for their reputation for integrity and for the reasonableness of their scopes of services and charges.

Accordingly, Employees and Directors must never give, offer, promise, or authorize any improper payments, such as bribes or kickbacks, or other improper inducements in connection with the Company’s business. In addition to facing disciplinary actions, including termination of employment for violations of this policy, Employees and the Company can face severe criminal penalties for violating the FCPA. Under the statute, a single violation of the anti-bribery provisions of the FCPA may subject the Company to a criminal fine of up to $2 million, or twice the benefit sought from or loss caused by the corrupt payment, whichever is greater. Individuals who violate these provisions are subject to a term of imprisonment of up to 5 years and a criminal fine of up to $250,000 per occurrence, or twice the benefit sought from or loss caused by the corrupt payment, whichever is greater. The Company cannot pay the criminal fines imposed on its Employees or other persons acting on its behalf.

Accurate Books and Records

Under the FCPA, the Company also is required to make and keep books and records that accurately and fairly reflect the Company’s transactions and dispositions of the Company’s assets, and to devise and maintain an adequate system of internal accounting controls. Accordingly, all of the Company’s books, records, and accounts must fully and accurately reflect the Company’s transactions and dispositions of the Company’s assets. The Company’s Employees and Directors are prohibited from:

•	making false, misleading, or incomplete entries in the Company’s books and records;

•	establishing undisclosed or unrecorded funds or accounts;

•	circumventing or evading the Company’s internal controls; and

•	making or approving payments made on behalf of the Company that are not supported by adequate documentation.

Governmental Investigations

It is the Company’s policy to cooperate in the administration of all laws and regulations to which it is subject. Such cooperation, however, must be conducted in a manner that does not unduly interfere with the business of the Company nor jeopardize its legitimate interests. Employees who receive notice of any governmental investigation involving the Company or any request to testify in a legal proceeding with regard to the Company should promptly notify the Responsible Manager and the Corporate Counsel.